Exhibit 10.1

PURCHASER TRANSITION SERVICES AGREEMENT

between

HSBC TECHNOLOGY & SERVICES (USA) INC.

and

CAPITAL ONE SERVICES, LLC

DATED AS OF MAY 1, 2012

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Exhibits

Exhibit A	Transition Services and Service Level Standards/Addenda
Exhibit B	Offshore Service Level Standards/Addenda
Exhibit C	Steering Committee and Operating Committee Representatives
Exhibit D	Remote Transferred Business Employees
Exhibit E	Permitted Subcontractors
Exhibit F	Control Procedures
Exhibit G	Seller Reporting Policy
Exhibit H	Operating Guide for IT Operations
Exhibit I	PLO Escalation Levels

-ii-

PURCHASER TRANSITION SERVICES AGREEMENT

Purchaser Transition Services Agreement, dated as of May 1, 2012 (this “Agreement”), between HSBC Technology and Services (USA) Inc., a Delaware corporation (“Seller”) and Capital One Services, LLC (“Purchaser”).

RECITALS

A. Seller together with certain of its Affiliates) and Capital One Financial Corporation (“Capital One”) are parties to that certain Purchase and Assumption Agreement, dated as of August 10, 2011 (the “Purchase Agreement”), pursuant to which Seller and certain of its Affiliates will sell and assign various assets and liabilities associated with the CRS Business to Capital One or its permitted assigns.

B. For a period following the Closing, Purchaser desires to continue to receive certain services currently provided to the CRS Business by Seller and its Affiliates.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions of Certain Terms. In this Agreement, the following terms shall have the meanings assigned below:

“Acquired Contract” has the meaning set forth in the Purchase Agreement.

“Additional Service” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alabang Facility” has the meaning set forth in Section 2.12(d).

“Ancillary Agreements” has the meaning set forth in the Purchase Agreement.

“Applicable Law” has the meaning set forth in the Purchase Agreement.

“Assigned Partner Agreements” means the Contracts listed on Schedule 1.1(b) of Sellers’ Disclosure Schedules to the Purchase Agreement, as such schedule may be amended or supplemented.

“Auditor” has the meaning set forth in Section 2.8(c).

“Bring-down Certification” has the meaning set forth in Section 2.14.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to be closed.

“Capital One” has the meaning set forth in the Recitals.

“Card Association” means Visa U.S.A., Inc., Visa International, Inc., MasterCard International, Inc., American Express and Discover.

“Closing Date” means the date on which the closing of the transactions contemplated by the Purchase Agreement occurs.

“Code” has the meaning set forth in Section 3.4(h).

“Confidential Information” means all, or any part of (whether originals or copies of) any information, in whatever form embodied (e.g., oral, written, electronic) that any Party has identified, in writing, as confidential at the time of disclosure, all information concerning past, current, and planned products, services, fees, account numbers, names, addresses, and phone numbers of consumers, concepts, methodologies, research, services, business activities, marketing plans, other proprietary information and the like of such Party or its Affiliates, all information shared by the Parties or their Affiliates pursuant to the escalation procedures set forth in Section 2.4 or pursuant to Section 2.16 (and all communications and correspondence related thereto), the Seller Reporting Policy and all proceedings of the Steering Committee and the Operating Committee, including all materials provided or produced in connection with any such proceedings and all communications and correspondence related thereto, any list of borrowers, all information contained on such lists, and individually identifiable statistics or details related to spending or other transactional activity of borrowers and all Service Recipient Customer Data. For the avoidance of doubt, none of the Acquired Assets (as defined in the Purchase Agreement) shall be the Confidential Information of Seller or any of its Affiliates.

“Control,” and the correlative terms “Controlling” and “Controlled,” mean, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Control Procedures” has the meaning set forth in Section 2.14.

“Control Report” has the meaning set forth in Section 2.14.

“Contract” has the meaning set forth in the Purchase Agreement.

“Cost Basis” means, with respect to any Service, an amount no greater than the cost generally billed by the Service Providers with respect to such Service to other Affiliates of Seller for providing such Service, which costs in certain cases may include a markup that is consistent with what other Affiliates of Seller currently pay; provided that such cost is commercially reasonable and consistent with the Service Provider’s standard billing methodology.

“CRS Accounts” has the meaning set forth in the Purchase Agreement.

“CRS Business” has the meaning set forth in the Purchase Agreement.

“CRS Contract List” has the meaning set forth in the Purchase Agreement.

“Customer Facing Services” has the meaning set forth in Section 2.1(b).

“Effective Time” means 12:00:01 a.m. Eastern time on the Closing Date.

“Event of Default” means, with respect to any Person, the occurrence of any of the following:

(i) If such Person is a Service Provider and if membership or an agreement with a Card Association is required by such Service Provider in connection with the provision of any Service by such Service Provider pursuant to this Agreement, the termination of such membership or agreement with the applicable Card Association or the occurrence of an event which, under the terms of such membership or agreement, would constitute, or upon the passage of time or the giving of notice or both would constitute, an event of default under the agreement with the applicable Card Association;

(ii) Such Person commences any proceeding under any bankruptcy, reorganization, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect or such Person has had any such petition or application filed or any such proceeding commenced against it after the date of this Agreement in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of 60 days or more; or

(iii) Such Person breaches, in any material respect, any of its material obligations, representations or warranties contained in this Agreement.

“Executive in Charge” has the meaning set forth in Section 2.4(d).

“FCPA” has the meaning set forth in Section 8.1.

“First Party Collections Agreement” means the First Party Collection Services Agreement between HSBC Electronic Data Processing (Philippines) Inc. and Purchaser dated May 1, 2012.

“GLBA” has the meaning set forth in Section 7.4(a).

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body or board, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“HNAH” has the meaning set forth in Section 2.4(d).

“HSBC Holdings” has the meaning set forth in Section 7.1(d).

“Integrated Transition Plan” has the meaning set forth in Section 2.5(a).

“Intellectual Property” means (i) all intellectual property, industrial property, proprietary and similar rights in any jurisdiction owned or held for use under license, whether or not subject to statutory registration or protection, and whether now known or hereafter recognized in any jurisdiction, including such rights in and to: (A) Trademarks; (B) inventions and discoveries (whether or not patentable or reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof; (C) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws); (D) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) moral rights, design rights, mask works and rights of privacy and publicity; and (ii) in the case of (i)(A) through (E), all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the rights to sue for all past, present or future infringements or other violations of any of the foregoing and to settle and retain proceeds from any such actions).

“Losses” means, collectively, any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements).

“Material Change” has the meaning set forth in Section 2.16.

“NPPI” has the meaning given to “nonpublic personal information” in Title V of the GLBA.

“Offshore Facilities” has the meaning set forth in Section 2.12.

“Operating Committee” has the meaning set forth in Section 2.5.

“Operating Guide” has the meaning set forth in Section 2.13.

“Party” means either of Seller or Purchaser.

“Payment Due Date” has the meaning set forth in Section 3.2(a).

“Permitted Subcontractor” means (i) those third parties providing Customer Facing Services to the CRS Business immediately prior to the Closing Date, (ii) any additional third parties set forth on Exhibit E and (iii) any additional third parties approved by Purchaser (which approval may not be unreasonably withheld). Purchaser may revoke its approval of any subcontractor approved by Purchaser pursuant to clause (iii) of the preceding sentence as required by Applicable Law or due to material non-performance by such subcontractor by delivering written notice to Seller. As soon as reasonably practicable after such revocation, Seller must cease utilizing such revoked subcontractor to provide Services under this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” has the meaning given to “personal information” in PIPEDA.

“Personnel” means, with respect to any Service Provider, the employees and agents of such Service Provider who are assigned to perform any Service provided by such Service Provider pursuant to this Agreement.

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada).

“PLO” has the meaning set forth in Section 2.4(c).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.1.

“Replacement Service” has the meaning set forth in Section 2.3.

“Seller” has the meanings set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2.

“Seller Transition Services Agreement” means the Seller Transition Services Agreement, dated as of the date of this Agreement, among Seller and Capital One, National Association.

“Service Provider” means, with respect to any Service, Seller or any of its Affiliates responsible for providing such Service.

“Service Recipient” means, with respect to any Service, Purchaser or any of its Affiliates receiving such Service.

“Service Recipient Customer Data” shall mean data or information in any form relating to any customer, former customer or customer prospect of Service Recipient or its Affiliates that is accessed, received or processed by a Service Provider, including without limitation all NPPI regarding such customers and all Personal Information.

“Service Records” means, with respect to any Service, all records, data, files and other information received or generated for the benefit of the applicable Service Recipient in connection with the provision of such Service.

“Services” means the services and support set forth on Exhibit A, as amended from time to time, provided by one or more Service Providers, in each case (i) in accordance with the terms and conditions set forth in this Agreement and (ii) other than any portion of any Service which is terminated pursuant to this Agreement.

“SLA” has the meaning set forth in Section 2.4(a).

“Steering Committee” has the meaning set forth in Section 2.5.

“Subsidiary” has the meaning set forth in the Purchase Agreement.

“Tax” shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including inventions, ideas, designs, documentation (such as bill of materials, build instructions, test reports and invention disclosure forms), schematics, layouts, reports, algorithms, routines, software (including source code and object code), data, databases, lab notebooks, equipment, processes, prototypes and devices.

“Third-Party IP” has the meaning set forth in Section 6.1(b).

“Third-Party Provider” has the meaning set forth in Section 2.6(a).

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, e-mail addresses, source-identifying phone numbers, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.

“Transferred Business Employees” has the meaning set forth in the Purchase Agreement.

“TSA Scorecard” has the meaning set forth in Section 2.4(c).

“Vizag Facility” has the meaning set forth in Section 2.12(b).

Section 1.2 Interpretation.

(a) Unless the context otherwise requires:

(i) References contained in this Agreement to specific Articles, Sections, Subsections or Exhibits shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement;

(ii) References to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii) References to any Governmental Entity include any successor to such Governmental Entity;

(iv) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(v) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) The terms “Dollars” and “$” mean U.S. Dollars;

(vii) Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(viii) References contained in this Agreement to any gender include each other gender.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SERVICES AND PROCEDURES

Section 2.1 Provision of Services.

(a) Upon the terms and subject to the conditions contained in this Agreement and in Exhibit A, Seller shall provide, or shall cause the applicable Service Providers to provide, the Services to the applicable Service Recipients. The Affiliate of Seller (or Seller itself) acting as Service Provider with respect to a particular Service shall be that entity specified in Exhibit A for the applicable Service, except as may be changed by Seller in its sole discretion. The Affiliate of Purchaser (or Purchaser itself) acting as Service Recipient with respect to a particular Service shall be that entity specified in Exhibit A for the applicable Service, except as may be changed by Purchaser in its sole discretion, after giving at least sixty days’ prior written notice to Seller. At Purchaser’s request and upon the terms and subject to the conditions contained in this Agreement, Seller shall, or shall cause the applicable Service Provider to, (i) utilize commercially reasonable efforts to facilitate Purchaser operating independently of or otherwise replacing or migrating away from any particular Service and (ii) utilize commercially reasonable efforts to minimize (A) any service disruption in connection with obtaining the Services (B) any quality degradation in connection with the Services and (C) cost to the applicable Service Recipient, in each case, associated with facilitating such Service Recipient’s independent operation or replacement or migration away from such Service; provided, that, in each case, neither Seller nor any Service Provider shall be obligated to incur any out-of-pocket cost or expense in connection with any of the actions taken pursuant to clauses (i) or (ii).

(b) Notwithstanding anything in this Agreement to the contrary, a Service Provider may not use subcontractors to provide any Service that includes communications by such subcontractor to any customers of Service Recipient (“Customer Facing Services”), other than Permitted Subcontractors. Seller shall notify Purchaser of the identity of all third parties providing Customer Facing Services, prior to subcontracting, delegating or assigning any of its obligations to any such Permitted Subcontractors under this Agreement, provided that Seller shall not be required to provide notice regarding any supplier or other third party that provides materials, personnel or other services used by a Service Provider to provide the Customer Facing Services. Seller shall remain responsible for all obligations, services and functions performed by a Service Provider or subcontractor pursuant to this Agreement to the same extent as if these obligations, services and functions were performed by Seller.

Section 2.2 Additional Services. To the extent Purchaser or Seller becomes aware of any additional service not described in Exhibit A (other than any Service (i) previously provided and terminated pursuant to the terms of this Agreement or (ii) constituting part of any relationship listed on the CRS Contract List that is not an Acquired Contract or a Service) that was provided by Seller or its Affiliates in connection with the CRS Business prior to the Closing and is reasonably required after the Closing to continue the operation of the CRS Business as operated prior to the Closing, (such service, an “Additional Service”) such Party shall promptly inform the other Party of such service. If Purchaser desires to receive such Additional Service, it shall provide Seller with written notice requesting the provision of such Additional Service, and Seller shall determine in good faith whether it or any of the Service Providers are capable of providing such Additional Service, and, if reasonably able, Seller shall provide, or cause the applicable Service Providers to provide, the Additional Service to the applicable Service Recipient consistent with the terms and conditions of this Agreement. Any Additional Service provided pursuant to this Section 2.2 shall be considered a Service for purposes of this Agreement, and Purchaser and Seller shall amend Exhibit A to include the terms of such Additional Service.

Section 2.3 Replacement Services. If (i) Seller or its Affiliates are unable to provide any Service that is otherwise required to be provided to the applicable Service Recipient pursuant to the terms of this Agreement for any reason outside Seller’s control or (ii) Seller or its Affiliates are excused from providing any Service by reason of Section 2.4(b), Seller shall, or shall cause its Affiliates to, use its reasonable best efforts to provide to the applicable Service Recipient substantially equivalent services and support in accordance with the terms of this Agreement (such service and support, a “Replacement Service”), which such services and support shall be considered a Service for the purposes of this Agreement. Purchaser and Seller shall amend Exhibit A to include the terms of any such Replacement Service.

Section 2.4 Standard of Performance; Scope of Service.

(a) Seller shall provide, or shall cause the applicable Service Providers to provide, all Services in compliance with Applicable Law, at the same level of service at which such Services were provided to the CRS Business immediately prior to the Effective Time and in a manner consistent with the service level standards included in Exhibits A and B and in no event less than the applicable service levels required by any Assigned Partner Agreement as of the date hereof to the extent such Service is provided in satisfaction of the Service Recipient’s obligations under such Assigned Partner Agreement (each such service level standard, an “SLA”). The Parties will discuss in good faith Seller’s adherence to any altered SLAs resulting from any amendment or other modification of any of the Assigned Partner Agreements after the date hereof; provided that Purchaser shall bear any additional cost or expense incurred by Seller or its Affiliates as a result of Seller’s adherence to such altered SLAs, with such additional cost and expense, if any, determined in accordance with Seller’s standard internal cost methodology, consistently applied and provided that such cost and expense is commercially reasonable. In performing any Service, Seller shall, and shall cause the applicable Service Providers to, employ methods and procedures of a quality at least equal to those employed by Seller with respect to its business and affairs. Seller and Purchaser shall, and shall cause each of their Affiliates to, use their respective commercially reasonable efforts to cooperate with each other in all matters necessary to the provision of Services under this Agreement, including coordinating the performance of the Services with designated Purchaser employees and contractors to minimize the business impact to the Purchaser to the extent reasonably practicable.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be obligated to provide any Service to the extent the provision of such Service would violate (i) any agreement or license with a third party to which Seller or any of its Affiliates are subject as of the date of this Agreement and extensions and renewals of those agreements or licenses or (ii) any Applicable Law. Purchaser and Seller shall use their respective commercially reasonable efforts to make or obtain any approvals, agreements, permits, consents, waivers and licenses from any third parties that are necessary to permit each Service Provider to provide the applicable Services under this Agreement; provided that Seller shall not be obligated to incur any cost or expense in connection with obtaining any such approvals, agreements, permits, consents, waivers and licenses.

(c) Seller shall, on a monthly basis, provide Purchaser with a scorecard detailing the performance of all SLAs and PLOs (as defined below) along with an indication of whether each such SLA and PLO has been satisfied (the “TSA Scorecard”) (it being understood that the TSA Scorecard will detail SLA and PLO performance without respect to identifying the root cause of any incidents or outages). With respect to Services described in Exhibit A, Seller shall provide a TSA Scorecard to Purchaser no later than the fifteenth (15th) calendar day of the month following the reporting month except that for those Services identified in the “TSA Schedule: Offshore” section of Exhibit A, Seller shall provide a TSA Scorecard to Purchaser no later than the twenty-fifth (25th) calendar day of the month following the reporting month. The form and content of the TSA Scorecard may be changed from time to time upon the mutual consent of the Parties but will include, at a minimum, a review of SLA and performance level objectives (“PLO”) performance results and trends, details of specific performance issues or incidents, remediation activity as well as actions to be taken to complete remediation or prevent future occurrences as appropriate. This reporting will be reviewed jointly within both the Operating Committee as well as the Steering Committee on a monthly basis. The parties agree that, in addition to the formal reporting requirements set forth herein, their respective representatives will consult regularly regarding any SLA or PLO performance issues or anticipated issues, and will develop remediation strategies in respect thereof and take reasonable preventative measures to address or mitigate such issues or anticipated issues. In furtherance thereof, Seller agrees to use reasonable best efforts to promptly remediate any failure by any Service Provider to comply with an SLA or PLO and Purchaser agrees to reasonably cooperate in good faith with Seller in Seller’s efforts to remediate any such failure.

(d) For the critical nine information technology PLOs listed on Exhibit I, an escalation process will take place whenever any of the PLOs are below the PLO Escalation Target Level identified on Exhibit I for any month. As soon as Seller becomes aware that such an event has occurred, Seller shall, as promptly as reasonably practical, notify the “Executive in Charge of Transition” for each Party as provided in Exhibit C (“Executive in Charge”) and within 2 weeks of such notification, the Steering Committee will meet and conduct a formal review of the issue summarizing the cause of the performance issue that resulted in the PLO Escalation Target Level not being met and any remediation efforts necessary to ensure future performance at or above the PLO Escalation

Target Level. The Steering Committee’s findings will be provided to the President of Cards of Capital One, the Chief Executive Officer of HSBC Finance Corporation and the Chief Executive Officer of HSBC North America Holdings Inc. (“HNAH”) for their review and awareness within three Business Days of the Steering Committee review. If any of the PLOs are below the PLO Escalation Grace Level identified on Exhibit I for any month, in addition to the process described above for falling below the PLO Escalation Target Level: the President of Cards of Capital One, the Chief Executive Officer of HSBC Finance Corporation and the Chief Executive Officer of HNAH will, as promptly as reasonably practical, be notified by Seller, the issue will be escalated within Seller in a manner consistent with a $100,000 operational loss event under the Seller Reporting Policy (regardless of whether such issue would otherwise meet the applicable dollar or other thresholds requiring escalation). Additionally, the issue will be escalated within Purchaser as a “Severity 3” event, and, a formal joint review meeting of the type described under Section 2.4(e) shall be conducted as promptly as practicable within two weeks of the Steering Committee meeting. For the avoidance of doubt, the escalation process described in this Section 2.4(d) shall be in addition to and not in limitation of any of Purchaser’s or Seller’s other rights and remedies set forth in this Agreement.

(e) A joint quarterly meeting will be held to review overall performance under this Agreement between HNAH and Capital One with the attendees being the Chief Executive Officer of HNAH, President of Cards of Capital One, Chief Executive Officer of HSBC Finance Corporation and the Executive in Charge for each Party.

(f) In addition to the reporting and escalation procedures discussed in Sections 2.4(c), 2.4(d) and 2.4(e), Seller will continue to utilize the standard operational loss incident reporting policy as used by Seller and its Affiliates in North America, a copy of which is attached hereto as Exhibit G (the “Seller Reporting Policy”), and will report any incident relating to the Services that is escalated under the Seller Reporting Policy to the Steering Committee within five (5) Business Days as part of the overall governance structure under this Agreement. Purchaser or Seller will raise with the Steering Committee any incidents, as they arise, under this Agreement that they reasonably believe will adversely affect a Party’s reputation or regulatory standing.

Section 2.5 Steering Committee and Operating Committee; Integrated Transition Plan.

(a) In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, Purchaser and Seller shall establish (i) a “Steering Committee” consisting of at least two representatives with appropriate decision-making authority from Purchaser, on the one hand, and from Seller, on the other hand and (ii) an “Operating Committee” consisting of at least one representative of Purchaser, on the one hand, and of Seller, on the other hand, responsible for each functional area that is the subject of Exhibit A. Any action shall be considered approved or taken by the Steering Committee or the Operating Committee, as applicable, if such action is approved by a majority of the Steering Committee or the Operating Committee, as applicable; provided, however, that at least one representative of each Party must concur in approving such action. A quorum for the Steering Committee or Operating Committee, as applicable, will consist of two representatives from each Party. The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to (A) resolve any disputes arising under this Agreement as set forth under Article IX and (B) develop and periodically adjust, as needed, a written transition plan (the “Integrated Transition Plan”) as described in Section 2.5(b). The Operating Committee shall be responsible for (1) the day-to-day operations related to the implementation of the terms and conditions of this Agreement (which may include agreeing on additional detail and specifications for the Services set forth in Exhibit A) and (2) monitoring progress and compliance with the Integrated Transition Plan. The initial Steering Committee and Operating Committee representatives are set forth on Exhibit C. The initial Steering Committee and Operating Committee representatives shall not be changed by either Party on less than ten days’ prior written notice to the other Party. In addition, each Party shall designate a representative to serve as the Executive in Charge of Transition for the Steering Committee, which representative shall not be changed without the prior approval of the Steering Committee. The Steering Committee and Operating Committee representatives shall meet at least monthly (or more frequently if needed) during the term of this Agreement. The Steering Committee and Operating Committee shall meet jointly with the steering committee and operating committee formed to oversee the provision of services under the Seller Transition Services Agreement. The Steering Committee and Operating Committee representatives for each Party shall stay reasonably apprised of the activities of the employees, agents and contractors of such Party who are providing or receiving any Service in order to maximize efficiency in the provision and receipt of such Service. If any member of the Operating Committee or Steering Committee (including the Executive in Charge of Transition) ceases to be employed by Purchaser or Seller or any of their respective affiliates, as the case may be, such employee will be automatically removed from the Operating Committee or Steering Committee and such Party may elect a replacement by providing written notice to the other Party.

(b) The Integrated Transition Plan will, at a minimum, (i) be designed to facilitate Purchaser and its Affiliates operating independently of or otherwise replacing or migrating away from the Services as soon as reasonably practicable, (ii) reflect the priorities of both Purchaser and Seller and minimize risk and business disruption and (iii) establish timelines and milestones for the conclusion of separation activities by Seller and set termination dates for the migration or replacement by Purchaser and its Affiliates of the Services (subject to the last sentence of this Section 2.5(b)). The written transition plan developed and approved pursuant to the Seller Transition Services Agreement will form a part of the Integrated Transition Plan. The Parties shall use their reasonable best efforts to cause the Steering Committee to finalize and adopt the Integrated Transition Plan within ninety days after the date hereof. Seller and Purchaser will provide bi-weekly status updates on the development of the Integrated Transition Plan to the Steering Committee through completion of the Integrated Transition Plan. Once adopted, the Integrated Transition Plan may be amended at any time through an action validly taken by the Steering Committee. Each Party shall use its respective commercially reasonable efforts to meet and shall reasonably cooperate with the other Party in meeting all timelines and milestones set forth in the Integrated Transition Plan. If it appears to either Party that a particular Service will terminate pursuant to Section 4.1 prior to the time that Purchaser is able to operate independently of such Service, the Steering Committee shall promptly meet and discuss in good faith an appropriate solution.

Section 2.6 Third-Party Providers.

(a) With respect to any Service that is outsourced to third parties as of the date of this Agreement, Seller shall use its commercially reasonable efforts to secure the provision of such services by such third parties (each, a “Third-Party Provider”) to the applicable Service Recipient, but in each case, only in accordance with the terms and conditions of this Agreement; provided that Seller shall not be obligated to incur any cost or expense in connection with securing the provision of services by any Third-Party Provider. If, during the term of this Agreement, any agreement between Seller or any of its Affiliates and a Third-Party Provider pursuant to which Services are provided to a Service Recipient under this Agreement is terminated or not renewed, Purchaser shall use its commercially reasonable efforts to secure an agreement with such Third-Party Provider for the provision of such Service independent of this Agreement and in the event Purchaser is not able to secure an agreement with such Third-Party Provider to provide such Services to the applicable Service Recipient, Purchaser and Seller will reasonably cooperate, and Purchaser shall use its commercially reasonable efforts, to obtain substantially similar services from another source; provided that if Purchaser determines in good faith that it would have an adverse impact on the quality or continuous availability of such Service or other Services if Purchaser were to secure such an agreement at the time of the termination or non-renewal, Purchaser and Seller shall reasonably cooperate to identify an alternative solution. In any of the scenarios described in the immediately preceding sentence, Seller will utilize commercially reasonable efforts to (A) minimize any service disruption in connection with obtaining such services, (B) assist Purchaser or the applicable Service Recipient in obtaining a quality of service reasonably requested by Purchaser or the applicable Service Recipient and (C) minimize the cost to Purchaser of obtaining such services, provided, that Seller shall not be obligated to incur any cost or expense in connection with any of clauses (A), (B) or (C). If Purchaser or any of its Affiliates enters into an agreement with a Third-Party Provider for the provision of any Service as a result of this Section 2.6(a), the provision of such Service under this Agreement shall be immediately terminated upon the commencement of the provision of the relevant services under such agreement with a Third-Party Provider.

(b) Seller shall continue to manage its relationships with any Third-Party Provider with the same standard of care as if the Third-Party Provider were supporting Seller’s own business.

Section 2.7 Service Provider’s Employees. Subject to Section 2.5 of this Agreement, (i) each Service Provider shall be responsible for selecting and supervising in good faith the Personnel who will perform any particular Service and performing all administrative support with respect to such Personnel, including maintaining and adjusting the compensation structure and the workload balancing of such Personnel and (ii) Seller shall cause each Service Provider to utilize Personnel as reasonably necessary to comply with the requirements of any contract for which such Service Provider is providing Services in satisfaction of or to assist in the satisfaction of the obligations of a Service Recipient.

Section 2.8 Availability of Information; Access to Books and Records; Audit.

(a) Purchaser shall, or shall cause its Affiliates to, (i) make available, subject to Applicable Law and on a timely basis, to each Service Provider all information reasonably requested by such Service Provider to enable such Service Provider to provide any of the applicable Services and (ii) provide such Service Provider with reasonable access to the applicable Service Recipient’s premises to the extent necessary for purposes of providing the applicable Services, provided that such access will be subject to the applicable Service Provider’s compliance with the applicable Service Recipient’s reasonable physical security and facility access requirements.

(b) During the term of this Agreement with respect to any particular Service, so long as the applicable Service Provider is required to maintain Service Records under Applicable Law, it shall maintain such Service Records in compliance with Applicable Law in respect of the Service provided. Seller shall, or shall cause its Affiliates to, make available, subject to Applicable Law and within 30 days of receipt of a Service Recipient’s request or such shorter period as may be required by Applicable Law, access to all such Service Records in connection with the applicable Service Recipient’s tax, regulatory, litigation, contractual or other reasonable purpose.

(c) Service Provider shall maintain an effective internal control environment allowing it to monitor compliance with its obligations under this Agreement. Service Provider shall maintain complete and accurate records in English in accordance with generally accepted accounting standards in order to maintain an audit trail of all financial and non-financial transactions resulting from the Services and this Agreement. During the term of this Agreement and for a period of five years thereafter, or longer if required under Applicable Law, Service Provider shall provide to Service Recipient’s representatives, designees, internal auditors (provided such firm or individual is bound by a confidentiality agreement with Seller) and Governmental Entities with jurisdiction over Service Recipient as Service Recipient may from time to time designate (each, an “Auditor”), access, upon request and reasonable prior notice (taking into account the specific circumstances under which any request is made) to (i) any facility or part of a facility at which Services are provided (including, for the avoidance of doubt, any facility of a subcontractor of Service Provider to the extent permitted by Service Provider’s contract with the subcontractor), and (ii) data and records relating to the Services for the purpose of performing audits and inspections of Service Provider and any of its subcontractors (to the extent permitted by Service Provider’s contract with the applicable subcontractor) in order to (a) verify compliance with this Agreement or (b) enable Purchaser or Service Recipient to comply with Applicable Law, provided that, except for audits by Government Authorities or in response to a material breach of this Agreement, (A) audits may be conducted no more than once during any 12-month period, (B) no more than three individuals from all Auditors may access Service Provider’s (or, if applicable, a subcontractor’s) facilities during a single audit and (C) such access to the facilities of Service Provider (or, if applicable, a subcontractor) shall be for no more than ten (10) business days per audit. Service Provider shall cooperate with and provide (and use reasonable best efforts to cause its subcontractors to cooperate and provide) to an Auditor such assistance as they may reasonably request in performing any audit, including cooperating with such Auditor to get such Auditor access to a subcontractors facilities or books and records to the extent such access is not permitted by Service Provider’s contract with such subcontractor. All audits and access granted under this Section 2.8(c) shall comply with the following requirements: (1) the Auditor shall comply with Service Provider’s reasonable security, operating and confidentiality procedures (including a confidentiality agreement with Service Provider), and Service Provider may designate an authorized employee to be present while any such audit is being conducted, (2) Service Recipient shall pay all the costs and expenses of Auditors designated by Service Recipient, (3) the Auditor shall be prohibited from taking originals or making copies of any of Service Provider’s data or records without Service Provider’s written consent and (4) Service Provider shall not be required to grant access to (i) any Intellectual Property owned by Service Provider or its Affiliates or (ii) any data or records the disclosure of which is prohibited under an agreement in place between Service Provider or its Affiliate and an unaffiliated third party.

Section 2.9 Limited Warranty. Except as otherwise provided herein and subject to Section 2.4, Seller specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including any implied warranties of merchantability and fitness for a particular purpose, with respect to the Services, and Seller makes no representations or warranties as to the quality, suitability or adequacy of the Services for any purpose or use. Except as expressly set forth in this Agreement, no information or description concerning the Services, whether written or oral, given by Seller or any of its Affiliates or any of their respective representatives, shall in any way alter the Services to be provided under this Agreement, including the scope, level of service or other attributes with respect to any Service. For the avoidance of doubt, this Section 2.9 shall have no effect on any representation or warranty set forth in the Purchase Agreement.

Section 2.10 Transition Support. Promptly after the termination of any Service in accordance with this Agreement, the applicable Service Provider shall, subject to Applicable Law and at Purchaser’s expense, use its commercially reasonable efforts to transfer all relevant data concerning such Service to the applicable Service Recipient. In addition, if reasonably requested by the applicable Service Recipient, the applicable Service Provider shall deliver to such Service Recipient as promptly as practicable (but in no event more than 45 days after such request) Service Records related to such Service provided, however, that the applicable Service Provider shall have the right to retain an archival copy of such records to the extent required by Applicable Law or for the purpose of responding to regulatory requests or intraparty claims. Simultaneously with the delivery of any such Service Records and subject to such Service Provider’s right to retain or use an archival copy of such Service Records as set forth in the preceding sentence, the applicable Service Provider shall (i) grant a fully paid-up, royalty free non-exclusive license to the applicable Service Recipient, under any Intellectual Property rights owned by such Service Provider and embodied in such Service Records (excluding any Intellectual Property rights embodied in Service Recipient Customer Data) held by Service Provider, to use, reproduce, modify and create derivative works of such Service Records solely for use in the CRS Business and (ii) irrevocably assign to the applicable Service Recipient, at such Service Recipient’s expense, any Intellectual Property rights owned by such Service Provider and embodied in Service Recipient Customer Data in such Service Records.

Section 2.11 Certain Transferred Business Employees. Seller agrees to reasonably cooperate with Purchaser to provide arrangements similar to those being provided immediately prior to the Effective Time permitting those Transferred Business Employees listed on Exhibit D who accept their respective offers of employment made by Purchaser in connection with the transactions contemplated by the Purchase Agreement to continue to work remotely immediately following their employment by Purchaser; provided that Purchaser shall bear all costs and expenses associated with any such arrangements permitting such Transferred Business Employees to continue to work remotely. Seller will provide an updated version of Exhibit D no later than seven (7) days after the Closing Date.

Section 2.12 Offshore Facilities.

(a) Seller agrees that all processing floors located at Seller’s or its Subsidiaries’ offshore service centers located in the Philippines, India, Sri Lanka, Mexico and China used to provide Services (the “Offshore Facilities”) shall contain reasonable physical access control measures, which shall include closed circuit television cameras installed at all common areas and all access points to workspace areas.

(b) Seller shall consolidate Personnel providing Services at Seller’s and its Subsidiaries’ offshore service center located in Vizag, India (the “Vizag Facility”) onto designated floors or workspaces. Each such designated floor or workspace within the Vizag Facility shall not be accessed simultaneously by Personnel providing Services, on the one hand, and any other employees or agents of Seller or its Subsidiaries, on the other hand. To avoid doubt, other than any consolidation requirements contained in the First Party Collections Agreement, neither Seller nor any other Service Provider shall have any obligation to consolidate Personnel providing Services onto any designated or segregated floors or workspaces.

(c) In the event of a physical security or data security breach related to the CRS Business, Seller agrees to provide Purchaser, upon Purchaser’s reasonable request, with (i) a report, in the form currently utilized by Seller, of access logs in the Offshore Facilities used in connection with the Services and (ii) information on badge entry and exit from the workspace areas in the Offshore Facilities from which Services are provided.

(d) Seller and its Affiliates will reasonably cooperate with Purchaser and its Affiliates or agents to access Seller’s or its Subsidiaries’ offshore service center located in Alabang, Philippines (the “Alabang Facility”) for the purpose of facilitating the continued compatibility between the systems and software, including future integration/migration preparations, at the Alabang Facility used to provide services to the CRS Business and the systems and software used in the CRS Business. Seller and its Affiliates will reasonably cooperate with Purchaser and its Affiliates to facilitate such continued compatibility and future integration/migration preparations. To the extent necessary to facilitate such compatibility, Seller and its Affiliates will, upon reasonable request, provide supervised access to the Alabang Facility to Purchaser and its Affiliates and agents; provided (1) such access will not unreasonably interfere with the day to day operations of the Alabang Facility, (2) Purchaser and its Affiliates and agents will not be permitted to alter, modify or make changes to the existing production systems and software or IT infrastructure within the production floor of the Alabang Facility and (3) Purchaser and its Affiliates and agents will not be allowed to access production systems on Seller’s network except for planning purposes only (it being understood that Purchaser will be in no way permitted to alter, modify or make any changes to the production systems. Purchaser and its Affiliates will be allocated secure demarcated space within the Main Equipment Room (MER), communications distribution closets on user floors if necessary and working space within the Alabang Facility to incorporate their IT/Network infrastructure in order to test the compatibility of systems/processes as a parallel IT/Network infrastructure to Seller, however, in order to ensure security and integrity of Seller and Purchaser, no interconnectivity between systems, network or infrastructure will be permitted.

Section 2.13 Operating Guide for IT Operations. Seller agrees to use the Operating Guide, “Capital One Information Technology Operations—IT Operations and Procedures with: HSBC”, attached as Exhibit H (the “Operating Guide”), as a reference to deliver information technology services to Purchaser as mutually agreed upon in this Agreement. The Operating Guide will include processes and procedures for the information technology operational services Seller is providing to Purchaser. Seller also agrees to use the TSA to PLA matrix, PLO/PLA Reporting and joint monthly information technology operating review to monitor the delivery of information technology services to Purchaser. All operating measures contained in the Operating Guide, including but not limited to service level agreements, notification times, and performance targets, are to be used as guiding principles, and are not contractually binding on either Party. Any failure by either Party to comply with this Section 2.13 or any standards set forth in the Operating Guide shall not constitute a breach of this Agreement and shall not give rise to any (a) claim on the part of the other Party, including claims for indemnification pursuant to Article V, unless such failure otherwise independently constitutes a breach of this Agreement or an event for which indemnity pursuant to Article V may be sought or (b) right on behalf of either party to terminate this Agreement or any Service Provider pursuant to this Agreement, unless such failure otherwise independently gives a Party the right to terminate this Agreement.

Section 2.14 Operational Control Report.

(a) Each Service Provider agrees to make available for inspection, at Service Recipient’s cost, Service Provider’s internal documentation of tests and procedures set forth in Exhibit F, or such alternative tests and procedures as the Parties mutually agree, in each case, regarding the financial controls that Service Provider has in place with respect to the Services (the “Control Procedures”). The Control Procedures shall be conducted each year, covering the period from January 1 to December 31 of each year during the term of this Agreement (except for the first Control Procedures, which shall cover the period from the Closing Date to December 31, 2012). In addition to the inspection rights provided pursuant to this Section 2.14, Service Provider will deliver to Service Recipient a summary of all issues affecting Service Provider’s financial controls set forth in Exhibit F with respect to the Services uncovered by the Control Procedures (the “Control Report”) on or before November 30 of each year during the term of this Agreement reflecting results of Service Provider’s tests and procedures through October 31. On or before January 31, of each year during the term of this Agreement, Service Provider shall disclose final results of tests and procedures, including any changes to its financial controls set forth in Exhibit F with respect to the Services that occurred between November 1 and December 31 of the immediately preceding year, or certify to Service Recipient in writing that no such changes have occurred (a “Bring-down Certification”). If the term of this Agreement expires during a period covered by a pending Control Report or Bring-down Certification, Service Provider shall deliver such Control Report or Bring-down Certification, completed as of the expiration of the term of this Agreement, within 60 days of the expiration of such term. Service Recipient agrees to provide such undertaking with respect to, inter alia, confidentiality of the Control Reports and Bring-down Certifications, as Service Provider’s external auditor may require from time to time.

(b) Notwithstanding any provision in this Agreement to the contrary and except as required by Applicable Law, (i) Service Provider shall not be required to grant Service Recipient access to Service Provider’s internal audit reports and (ii) Service Recipient’s Affiliates or personnel (including Service Recipient’s external auditors) shall not be permitted to remove any copies of any of Service Provider’s results of tests and procedures (provided that Service Recipient’s agents and personnel may take notes and independently create other documents referencing or relating to Service Provider’s results of tests and procedures).

Section 2.15 Responsibilities. Notwithstanding anything in this Agreement to the contrary, a Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and only to the extent such Service Provider’s nonperformance results from Purchaser’s, or a Service Recipient’s, failure to perform its responsibilities set forth in this Agreement or the Ancillary Agreements or from the wrongful or tortious actions or omissions of Purchaser, its Affiliate’s, or a Service Recipient’s agent or subcontractor performing obligations of Purchaser or a Service Recipient under this Agreement (which, for the avoidance of doubt, shall not include the failure to pay fees and expenses disputed in good faith) after Seller has provided reasonable notice of such nonperformance or such wrongful or tortious actions or omissions and used commercially reasonable efforts to perform notwithstanding such nonperformance, actions or omissions.

Section 2.16 Material Changes. The Parties acknowledge that the provision of the Services is a collaborative process, which will require communication by the Parties on all matters that will materially affect the Services. Accordingly, each Party agrees to give the other Party no less than thirty (30) calendar days notice of any change in the manner in which the CRS Business is conducted or the Services are provided that would reasonably be expected to have a material adverse effect on Service Provider’s provision of the Services provided under this Agreement, such as site closures, significant work-force reductions or other similar changes (other than any changes that have been discussed between the Parties prior to the date of this Agreement) (a “Material Change”). Upon notice of a Material Change, either or both Parties may conduct a review and prepare a risk assessment, including risk mitigation recommendations, if applicable. Each Party will cooperate with the other to provide any information reasonably needed by the other Party to complete any such assessment. Within two weeks of notice of any Material Change either or both risk assessments will be presented to the Steering Committee at a special meeting called for such purpose at which either Party may make risk mitigation recommendations related to the Material Change.

ARTICLE III

FEES AND PAYMENTS

Section 3.1 Fees for Services.

(a) The cost charged to the applicable Service Recipient for each Service, other than an Additional Service or a Replacement Service, shall be at Cost Basis with respect to such Service. Exhibit A contains a list of the Cost Basis to be charged for each Service, other than an Additional Service or a Replacement Service, as of the date of this Agreement. In addition and without duplication, except as otherwise set forth in the Purchase Agreement or any other Ancillary Agreement, Service Recipient shall be responsible for reimbursing Service Provider for any reasonable out-of-pocket costs and expenses approved by the Steering Committee (such approval not to be unreasonably withheld, conditioned or delayed) to the extent incurred by Service Provider or any of its Affiliates in good faith in order to obtain any resources, personnel, approvals, agreements, permits, consents, waivers and licenses reasonably necessary for facilitating the provision of any of the Services (other than any costs and expenses resulting from the separation of information technology resources from Seller or its Affiliates). The cost charged to the applicable Service Recipient for each Additional Service and each Replacement Service shall be (i) if such Additional Service or Replacement Service is a form of service or support currently provided by Seller or its Affiliates in connection with the operation of the CRS Business immediately prior to the Effective Time and is being provided with the same level of service as provided immediately prior to the Effective Time, at the Cost Basis of such Additional Service or Replacement Service, or (ii) otherwise at the cost determined in accordance with Seller’s standard internal cost methodology, consistently applied and provided that such cost is commercially reasonable. In the event Seller or a Service Provider fails to provide a Service in accordance with the standards set forth in Section 2.4(a), Purchaser shall not be responsible for any cost incurred by Seller or the applicable Service Provider in connection with returning such Service to such standards.

(b) Purchaser agrees to pay, or to cause to be paid, all costs charged pursuant to this Agreement for Services on a monthly basis during the term of this Agreement. The costs set forth in Exhibit A may be, during the term of this Agreement (but not before the date that is one year after the date hereof), (i) reduced as Services or portions of any Services are terminated by Purchaser or (ii) increased in connection with any increased costs incurred by the applicable Service Providers and shall be decreased to the extent of any decrease in cost incurred by the applicable Service Providers. Beginning with the annual period commencing on the date one year following the date hereof, costs charged to the applicable Service Recipient for Services provided under this Agreement shall be reviewed annually by the Steering Committee and/or the Operating Committee or more frequently as any such committee may agree (but in any event not less than once during each 12-month period after the date of this Agreement) and shall only be changed from those set forth on Exhibit A by the Steering Committee or Operating Committee (whose assent to any requested change in the costs charged for any Service shall not be unreasonably withheld, conditioned or delayed), and shall at all times be calculated in accordance with the methodology provided for in Section 3.1(a).

Section 3.2 Payments.

(a) Within 30 days after the end of each month, each Service Provider will provide Purchaser with an invoice for the fees and expenses payable to such Service Provider, containing reasonable supporting detail, pursuant to this Agreement with respect to such month. Within 30 days after receipt of each invoice (such date, the “Payment Due Date”), Purchaser will pay to each applicable Service Provider its respective invoiced amounts with respect to the immediately preceding month; provided that Purchaser shall not be required to pay any invoiced amount that Purchaser contests in good faith by giving written notice to Seller of such dispute on or prior to the applicable Payment Due Date. As soon as reasonably practicable after receipt of any request from Purchaser, the applicable Service Provider shall provide the Purchaser with additional data and documentation supporting the calculation of any invoiced amounts contested by Purchaser for the purpose of verifying the accuracy of such calculation and such further documentation and information relating to the calculation of such invoiced amounts as Purchaser may reasonably request. The Parties shall attempt to resolve any disputes relating to an invoiced amount in accordance with the procedures set forth in Article IX. In the event such dispute is resolved, Purchaser shall pay any required amount to the applicable Service Provider within 30 days after the date such resolution occurs.

(b) Payments shall be made by wire transfer to an account designated in advance in writing from time to time by the applicable Service Provider. All payments made pursuant to this Agreement shall be denominated in U.S. Dollars.

Section 3.3 No Set Off; Netting. Neither Purchaser nor any of its Affiliates shall have any right of set off or any other similar rights with respect to any amounts owed pursuant to this Agreement or any other amounts claimed to be owed by or to Purchaser or its Affiliates arising out of the Purchase Agreement or the Seller Transition Services Agreement.

Section 3.4 Taxes. Notwithstanding anything in this Agreement to the contrary, the Parties’ respective responsibilities for Taxes arising under or in connection with this Agreement shall be as follows:

(a) Each Party shall be responsible for:

(i) any personal property Taxes on property it uses, regardless of whether such property is owned or leased;

(ii) franchise and privilege Taxes on its business;

(iii) Taxes based on its net income or gross receipts; and

(iv) Taxes based on the employment or wages of its employees, including FICA, Medicare, unemployment, worker’s compensation and other similar Taxes.

(b) Each Service Provider shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes and duties payable by such Service Provider on the goods or services used or consumed by such Service Provider in providing the Services where the Tax is imposed on such Service Provider’s acquisition or use of such goods or services and the amount of Tax is measured by such Service Provider’s costs in acquiring such goods or services. For the avoidance of doubt, nothing in this Section 3.4(b) shall affect the determination of cost charged for any Service provided hereunder, which cost shall be determined in accordance with Section 3.1(a).

(c) Purchaser shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes and duties that are assessed on the provision of the Services as a whole, or on any particular Service.

(d) To the extent that a Service Provider is required by law to collect sales and use Tax from Purchaser on the provision of Services and remit such Tax to the respective states and/or localities, Purchaser shall pay such Tax to such Service Provider; provided that the Service Provider invoices Purchaser for such Tax on the invoice for such Services.

(e) If any sales, use, excise, value added, services, consumption or other like Taxes or duties are assessed on the provision of any portion of the Services, the parties shall work together to segregate the payments under this Agreement into three payment streams:

(i) those for taxable Services;

(ii) those for which the applicable Service Provider functions merely as a payment agent for Purchaser in receiving goods, supplies, or services (including leasing and licensing arrangements) that otherwise are non-taxable or have previously been subject to Tax; and

(iii) those for other nontaxable Services.

(f) The Parties shall cooperate with each other to enable each to more accurately determine its own Tax liability and to minimize such liability to the maximum extent legally permissible. Unless Purchaser has provided a Service Provider with tax-exemption, direct pay, or resale certificates, such Service Provider’s invoices shall separately state the amounts of any Taxes such Service Provider is collecting from Purchaser, and Seller will cause the Service Provider to remit such Taxes to the appropriate authorities. Each Party shall provide and make available to the other any direct pay or resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by any other Party.

(g) Seller shall cause each Service Provider to promptly notify Purchaser of, and coordinate with Purchaser the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities for which Purchaser is responsible hereunder. In such event, and if the claim arises out of a form or return signed by a Service Provider, then the Service Provider may elect to control the response to and settlement of the claim, but Purchaser shall have all rights to participate at its own expense in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If the applicable Service Provider fails to notify Purchaser or to allow Purchaser to participate in responses and settlements of a claim for Taxes as provided above, then Purchaser shall have no liability to such Service Provider for any applicable Taxes to the extent that such Taxes result directly from such claim; provided that failure to provide such notice shall not release Purchaser from any of its obligations under this Section 3.4 except to the extent Purchaser is actually prejudiced by such failure (for the avoidance of doubt, any failure by such Service Provider to provide such notice to Purchaser at least 21 days prior to the due date for filing a response or any other materials with the relevant taxing authority with respect to such claim shall constitute a rebuttable presumption of prejudice to Purchaser). If Purchaser reasonably requests a Service Provider to challenge the imposition of any Tax for which Purchaser is responsible hereunder, Seller shall cause the Service Provider to do so in a timely manner and Purchaser shall reimburse the Service Provider for all reasonable legal and/or consulting fees and expenses it incurs with respect to such challenge. Purchaser shall be entitled to any Tax refunds or rebates granted to the extent such refunds or rebates are of Taxes that were paid by Purchaser.

(h) Purchaser shall be entitled to deduct and withhold from any payment to or for the account of any Service Provider pursuant to this Agreement any amounts that are required to be deducted and withheld with respect to such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any applicable state, local or foreign Tax law, and shall promptly remit such amounts to the appropriate taxing authority. To the extent amounts are so withheld and paid over, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Service Provider. As promptly as practicable after remittance to the appropriate taxing authority of any amounts so withheld, Purchaser shall furnish to the applicable Service Provider the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably acceptable to such Service Provider. At least 15 days prior to the due date of the first payment to be made hereunder to a Service Provider that is not a “U.S. person” (as such term is defined in the Code), such Service Provider shall deliver to Purchaser a duly completed and executed Internal Revenue Service Form W-8BEN (or successor form) claiming any applicable complete exemption from, or a reduced rate of, United States withholding tax on payments made to or for the account of such Service Provider pursuant to this Agreement, and shall update such form as required by applicable law or as reasonably requested by Purchaser. As long as any such Service Provider has complied with its obligations pursuant to the preceding sentence, any withholding required to be made by Purchaser with respect to any payments to or for the account of such Service Provider pursuant to this Agreement shall be made at a rate not exceeding the rate required by applicable law giving effect to the Internal Revenue Service Form W-8BEN (or successor form) delivered by such Service Provider to Purchaser.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The provision of Services shall commence as of the Effective Time, and each Service shall terminate upon the earliest of (a) the date two years from the Closing Date or (b) such shorter period as set forth in the Integrated Transition Plan; provided that Purchaser may extend the term of any Service provided pursuant to this Agreement for an additional period of not more than one year by providing written notice to Seller at least 90 days prior to the termination of such Service if Purchaser has made all commercially reasonable efforts but is unable to operate independently of or otherwise replace such Service. This Agreement shall terminate upon the termination of all Services provided pursuant to this Agreement. Notwithstanding the foregoing, in the event that Purchaser, acting in good faith, fails to timely provide a notice with respect to the proposed extension of a Service, but provides notice with respect to the proposed extension prior to the termination of such Service, the Parties shall reasonably cooperate to attempt to accommodate Purchaser’s request for the extension of the term for such Service to the extent reasonably practicable.

Section 4.2 Termination. This Agreement, or any particular Service or portion of a Service provided pursuant to this Agreement, may be terminated prior to the end of the term set forth in Section 4.1 (provided that if Seller reasonably determines and provides Purchaser with written notice that the termination of a particular Service or portion of a Service will adversely affect a Service Provider’s ability to provide any other Service or any portion of any other Service in a material respect, such Service or portion of a Service shall not be individually terminated by Purchaser pursuant to this Section 4.2 unless Purchaser agrees not to hold Seller or any Service Provider responsible for any degradation in Service Provider’s provision of such other Service or portion of such other Service to the extent resulting from such termination):

(a) By Purchaser upon 135 days’ prior written notice (provided that Purchaser shall be responsible for paying any and all fees and expenses incurred by Seller or any Service Provider as a result of such termination by Purchaser, provided, further that Seller or the applicable Service Provider shall use commercially reasonable efforts to minimize any and all such fees and expenses, and provided, further, that notwithstanding the foregoing, in the event that Purchaser acting in good faith fails to timely provide a notice with respect to the proposed termination of a Service, the Parties shall reasonably cooperate to attempt to accommodate Purchaser’s request for the early termination of such Service to the extent reasonably practicable);

(b) By Purchaser upon 30 days’ prior written notice following an Event of Default by Seller or any Service Provider (unless such breach is the result of a breach by Purchaser or any Service Recipient in any material respect, of any of their respective material obligations, representations or warranties contained in this Agreement), which written notice shall describe in detail the Event of Default, unless such Event of Default is cured during such 30-day period from the date notice is given;

(c) By Seller upon 30 days’ prior written notice following an Event of Default by Purchaser or any Service Recipient (unless such breach is the result of a breach by Seller or any Service Provider in any material respect, of any of their respective material obligations, representations or warranties contained in this Agreement), which written notice shall describe in detail the Event of Default, unless such Event of Default is cured during such 30-day period from the date notice is given;

(d) By Seller upon 30 days’ prior written notice following the failure of Purchaser to satisfy any undisputed monetary obligation under this Agreement, unless such monetary obligation is satisfied in full within such 30-day period from the date notice is given; or

(e) Upon the mutual written agreement of Purchaser and Seller.

Section 4.3 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Article IV, this Agreement shall forthwith become void and have no further effect, except that (i) Section 2.8(c), this Section 4.3 and Article VII, Article IX and Article X shall survive the termination of this Agreement and (ii) Article V shall survive the termination of this Agreement for a period of one year (except with respect to claims for indemnification on account of a breach of Section 3.4, which shall survive until 60 days after the expiration of the applicable statute of limitations). Upon the termination of this Agreement, Seller shall not have any further obligation to provide, or cause to be provided, any of the Services (or any portion of any Service). The termination of this Agreement will not terminate, affect or impair any rights, obligations or liabilities of any Party that have accrued prior to such termination or which under the terms of this Agreement continue after termination.

(b) Upon the termination or expiration of any Service or any portion of any Service pursuant to this Agreement, Seller shall have no further obligation to provide, or cause to be provided, respectively, such Service or such portion of such Service, as applicable, and Purchaser shall have no further obligation to pay, or cause to be paid, any costs in respect of such Service or such portion of such Service, as applicable (other than any costs resulting from the provision of such Service or such portion of such Service prior to its termination or expiration).

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification by Seller. Subject to Section 9.7, Seller hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, whether in respect of third-party claims, claims between any Seller and Purchaser, or otherwise, directly or indirectly arising out of or as a result of (a) Seller’s or its Affiliates’ breach of this Agreement or (b) Purchaser or the Receiving Party’s failure to comply with any and all terms or conditions imposed by a licensor of Third-Party IP which is sublicensed to the Receiving Party pursuant to Section 6.1(b) to the extent (i) such terms and conditions have not been provided to Purchaser or the applicable Service Recipient and (ii) such failure arose in the ordinary conduct of Purchaser or the Receiving Party’s business; provided, however, that, except with respect to liabilities for Taxes or any incremental fees or penalties incurred by Purchaser under an Assigned Partner Agreement due to actions of Seller or its Affiliates under this Agreement, Seller shall not have any liability for indemnification to the Purchaser Indemnified Parties under this Section 5.1 for any Service rendered by it (or by any Service Provider) except to the extent that such Losses arise out of Seller’s or any of its Affiliates’ own negligence, gross negligence, fraud or willful misconduct. Seller shall not be liable for indemnification under this Section 5.1 for any specific act or omission to act by Seller (or by any Service Provider) if such specific action (or omission to act) is taken at Purchaser’s or any of its Affiliates’ express written direction.

Section 5.2 Indemnification by Purchaser. Subject to Section 9.7, Purchaser hereby agrees that it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between any Seller and Purchaser, or otherwise, directly or indirectly arising out of or as a result of (a) Purchaser’s or its Affiliates breach of this Agreement or (b) any specific actions taken by Seller or any Service Provider at the express written direction of Purchaser or its Affiliates; provided, however, that, except with respect to liabilities for Taxes, Purchaser shall not have any liability for indemnification to the Seller Indemnified Parties under this Section 5.2 for any Service provided to it (or any Service Recipient) except to the extent that such Losses arise out of Purchaser’s or any of its Affiliates’ own negligence, gross negligence fraud or willful misconduct.

Section 5.3 Procedures; Limitations. Any claim for indemnification under this Agreement shall be made in accordance with the procedures set forth in Article VIII of the Purchase Agreement (excluding, for the avoidance of doubt, Section 8.9 of the Purchase Agreement) and shall be subject to the limitations set forth in Section 9.7 of this Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1 Ownership and Licensing of Intellectual Property.

(a) If, in connection with its provision of any Service, Seller (together with its Affiliates, the “Providing Party”) provides, or provides access to, Purchaser or its Affiliates (together, the “Receiving Party”) any Technology or Services the receipt of which by the Receiving Party would, in the absence of a license from the Providing Party, infringe or misappropriate any Intellectual Property right (excluding Trademarks) owned and licensable by the Providing Party (collectively, “Service IP”), such Providing Party hereby grants to the Receiving Party, during the term of this Agreement, a non-exclusive, revocable, personal, non-transferable, royalty-free, fully paid-up license, without the right to sublicense, under such Service IP, solely to the extent necessary for the Receiving Party to receive such Services in accordance with this Agreement.

(b) To the extent that the Providing Party provides, or provides access to, the Receiving Party any Technology the Intellectual Property rights in which are not owned by the Providing Party but which are licensed by a third party to the Providing Party with a right of the Providing Party to grant a sublicense to the Receiving Party as set forth herein (“Third-Party IP”), such Providing Party hereby grants to the Receiving Party and its Affiliates, during the term of this Agreement, a non-exclusive, revocable, personal, non-transferable, royalty-free (except as set forth in the last sentence of this Section 6.1(b) or, with respect to any Technology listed as a Service, except for the Cost Basis of such Service), fully paid-up (except as set forth in the last sentence of this Section 6.1(b) or, with respect to any Technology listed as a Service, except for the Cost Basis of such Service) sublicense, without the right to further sublicense, under such Third-Party IP, to internally use such Technology, solely to the extent such grant would not breach or otherwise violate any agreement between the Providing Party with any third party and solely to the extent necessary for the Receiving Party to receive Services in accordance with this Agreement; provided that the Receiving Party’s access to, use of and rights for such Third-Party IP shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Third-Party IP, which terms and conditions will be provided to the applicable Service Recipient by the applicable Service Provider to the extent permitted by such terms and conditions. The Receiving Party shall reimburse the Providing Party for any out-of-pocket costs incurred by the Providing Party in connection with providing, or providing access to, such Technology.

(c) Upon the termination or expiration of any Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property right granted hereunder in connection with such Service will automatically terminate (except to the extent such license or sublicense also applies to one or more Services that has not terminated or expired); provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement for any reason.

(d) Except as otherwise expressly provided in this Agreement, the other Ancillary Agreements or the Purchase Agreement, no Party or its Affiliates shall have any rights or licenses with respect to any Intellectual

Property of the other Party or its Affiliates. All rights and licenses not expressly granted in this Agreement, the other Ancillary Agreements or the Purchase Agreement are expressly reserved by the relevant Party.

ARTICLE VII

CONFIDENTIALITY; DATA SECURITY

Section 7.1 Confidentiality.

(a) The Parties agree that all Confidential Information of the other Party and its Affiliates, as well as the terms and conditions of this Agreement, shall be treated as confidential and shall be disclosed only to those individuals of such Party with a reasonable need to know in order to carry out the transactions of such Party contemplated by this Agreement (provided such individuals agree to be bound by the confidentiality obligations herein). Each Party will use at least the same degree of care to prevent disclosing to third parties the Confidential Information of the other Party and its Affiliates as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. In addition, any Party may disclose Confidential Information of the other Party and its Affiliates to third parties who may be engaged by such Party to perform services hereunder, and subject to such third parties agreeing to confidentiality obligations substantially equivalent to those set forth herein, where (i) the use by such entity is authorized under this Agreement, (ii) such disclosure is reasonably necessary to or otherwise naturally occurs in that entity’s scope of responsibility, and (iii) the disclosure is in accordance with the terms and conditions of this Agreement. No Party will (A) make any use or copies of the Confidential Information of the other Party and its Affiliates except as necessary to perform its obligations under this Agreement, (B) acquire any right in or assert any lien against the Confidential Information of the other Party and its Affiliates, or (C) refuse for any reason (including a default or material breach of this Agreement by any other Party) to promptly provide any other Party’s or its Affiliate’s Confidential Information (including all copies thereof) to such other Party if requested in writing to do so. Upon the expiration or termination for any reason of this Agreement and the concomitant completion of a Party’s obligations under this Agreement, the other Party shall (except as otherwise provided in this Agreement), return or destroy, as such Party may elect, all documentation in any medium that contains, refers to, or relates to such Party’s or its Affiliate’s Confidential Information, and retain no copies, except in order to comply with such Party’s bona fide document retention policies and in order to comply with Applicable Law (it being understood that any retained copies will only be used for, and that access to such retained copies will be limited to only those employees who need to know such information for, the purpose of complying with such Party’s bona fide document retention policies or with Applicable Law). All such Confidential Information that is retained following termination or expiration shall continue to be treated as confidential by the Parties in accordance with the terms of this Agreement. In addition, the Parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions. All personnel handling such Confidential Information have been appropriately trained in the implementation of the applicable information security policies and procedures of Purchaser or Seller, as the case may be. The Parties agree to regularly audit and review their respective information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including changes in technology, customer information systems or threats or hazards to Confidential Information.

(b) The obligations of this Article VII will not apply to any particular information which any Party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was rightfully in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations under this Article VII for disclosing Confidential Information of any other Party as required (upon advice of counsel) to satisfy any legal demand of a government, judicial or administrative body; provided, however, that, promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party so that the other Party may take appropriate actions in response to the demand.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent reasonably necessary, either Party may disclose this Agreement (or any relevant portions of this Agreement) to (a) its Affiliates and its and its

Affiliates’ regulators, (b) other service providers in connection with re-sourcing or outsourcing all or a portion of the Services to other service providers or (c) a third party in connection with (i) any audit, (ii) a potential or actual merger, acquisition, divestiture or other activity that may result in a change in control of such Party or a potential or actual sale of all or a portion of the account portfolio of any Service Recipient, or (iii) such Party obtaining any financing or investment, or as otherwise permitted. Subject to the foregoing, in no event may this Agreement be reproduced or copies shown to any third parties by either Party without the consent of the other Party, except as may be necessary by reason of legal, accounting or regulatory requirements of such Party, or to obtain legal, accounting or other advice in connection with this Agreement, in which event such Party agrees to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances and cause anyone to whom such Party provides this Agreement to keep it confidential in accordance with the provisions of this Agreement. The foregoing does not permit Purchaser to disclose specific rates or other charges or fees associated with providing any Service to any third-party service providers; provided that in any event Purchaser may disclose rates and fees to Affiliates of Purchaser.

(d) The obligations set out in this Article VII do not apply to HSBC Holdings plc (“HSBC Holdings”) nor any Subsidiary or division thereof other than Seller, HSBC Finance Corporation, HSBC USA Inc., HNAH and their respective Subsidiaries. To the extent that the staff of HSBC Holdings, HSBC Finance Corporation, HNAH or HSBC USA Inc. or staff within any of their respective Subsidiaries or divisions receives Confidential Information from Seller or its Subsidiaries, Seller or such Subsidiary, as applicable, shall procure that HSBC Holdings, HSBC Finance Corporation, HNAH or HSBC USA Inc. or such of their respective Subsidiaries or divisions receiving Confidential Information will comply with the obligations set forth in this Article VII with respect to such Confidential Information.

Section 7.2 Data Protection.

(a) Each of the Parties undertakes and agrees to cause those of its Affiliates constituting Service Providers or Service Recipients, as applicable, to comply fully with all Applicable Laws related to data protection and to procure that its respective employees, agents and contractors observe the provisions of such Applicable Laws.

(b) If either Party or any of its Affiliates has access to or receives NPPI data or Personal Information pursuant to this Agreement, such Party shall, and shall cause such Affiliates to, only use the data to the extent strictly necessary for the performance of such Party’s obligations under this Agreement.

(c) If (A) Service Provider acts as a data processor or servicer in relation to any personal data processed pursuant to this Agreement on behalf of any Service Recipient or (B) Service Provider has access to or receives Personal Information related to customers, former customers or customer prospects of any Canadian Service Recipient, Seller shall cause such Service Provider to:

(i) Comply with the obligations imposed on such Service Recipient by any Applicable Law;

(ii) Maintain security, technical and organizational security measures sufficient to comply at least with the obligations imposed by Applicable Law;

(iii) Allow representatives of such Service Recipient to audit such Service Provider’s compliance with this Section 7.2 and, at the option of such Service Recipient, on request, provide such Service Recipient with reasonable evidence of such Service Provider’s compliance with such requirements;

(iv) Not transfer or process any such personal data outside the United States without the prior written consent of such Service Recipient, except as provided for in this Agreement;

(v) Not otherwise process such personal data in any way contrary to any Applicable Laws related to data protection;

(vi) Use commercially reasonable efforts to assist such Service Recipient to comply with any obligations imposed in relation to any such personal data processed by or on behalf of the applicable Service Provider; and

(vii) Comply with all reasonable written instructions of such Service Recipient in relation to any such personal data, provided that such instructions are not inconsistent with this Agreement.

(d) Seller shall promptly notify Purchaser, in writing, of any confirmed breach of the provisions of this Section 7.2.

Section 7.3 Correction of Errors.

(a) Seller shall and shall cause each applicable Service Provider to use reasonable best efforts to correct, at no additional charge or cost to Purchaser or any applicable Service Recipient, any error or inaccuracy caused by such Service Provider, or any of such Service Provider’s Personnel, in any data belonging to Purchaser promptly following Seller’s discovery or receipt of notice of such error or inaccuracy.

(b) Any archival media, including tapes and disk units, containing any data belonging to Purchaser shall be used by Seller and each Service Provider solely for back-up and recovery purposes, to comply with Applicable Laws and in connection with any audit.

Section 7.4 Use of Information.

(a) All Service Recipient Customer Data that is disclosed to, or accessed or obtained by, any Service Provider or any of Service Provider’s Personnel under this Agreement, shall be used by such Service Provider only to effect the transaction for which Service Recipient Customer Data was disclosed, accessed or obtained or to perform its obligations under this Agreement and pursuant to all Applicable Laws, including Title V of the Gramm-Leach-Bliley Act as implemented and formally construed by federal banking regulators (“GLBA”) and PIPEDA. Seller agrees to, and to cause the applicable Service Providers to, maintain the confidentiality of all Service Recipient Customer Data and to use and re-disclose it only in accordance with the Agreement and as required by Applicable Law. Each Service Provider’s contracts with applicable third parties relating to this Agreement shall provide for the protection of such Service Recipient Customer Data in accordance with Title V of the GLBA and PIPEDA (as applicable), and confidentiality and data protection obligations comparable to the terms contained of Article VII of this Agreement.

(b) Purchaser agrees that each Service Provider may store, disclose and use Service Recipient Customer Data obtained by such Service Provider under this Agreement only for purposes of performing the obligations under this Agreement of Seller or any Service Provider under the Agreement or for purposes permitted under Applicable Law. In addition, neither Seller nor any Service Provider shall compile, rent or sell to others any lists containing such Service Recipient Customer Data to be used for purposes other than providing Services to which it specifically relates that are specified under this Agreement.

(c) Seller agrees to, and to cause each Service Provider to, maintain appropriate, commercially reasonable administrative, technical and physical safeguards for all Service Recipient Customer Data and Confidential Information disclosed to, accessed or obtained by Seller or any Service Provider, to restrict the use and disclosure of such Service Recipient Customer Data and Confidential Information within Seller, or any Service Provider as applicable, to those individuals performing actions in connection with the Services hereunder or as required by Applicable Law. In addition, Seller shall cause each Service Provider to implement appropriate safeguards designed to (i) ensure the security and confidentiality of such Service Recipient Customer Data and Confidential Information, (ii) protect against any anticipated threats or hazards to the security or integrity of such Service Recipient Customer Data and Confidential Information, (iii) protect against unauthorized access to or use of such Service Recipient Customer Data and Confidential Information that could result in substantial harm or inconvenience to any customer and (iv) ensure the proper disposal of all such Service Recipient Customer Data as required by Section 501(b) of the GLBA, the Fair Credit Reporting Act and PIPEDA, as applicable.

(d) In the event of unauthorized disclosure, loss, or unauthorized access to Service Recipient Customer Data by Seller, any Service Provider or any Service Provider’s Personnel, Seller shall notify Purchaser as soon as possible in writing and take appropriate, commercially reasonable action to prevent further unauthorized disclosure, loss or unauthorized access. Seller shall, and cause each applicable Service Provider to, (i) reasonably cooperate with Purchaser’s efforts to implement each component of its data security response program that is identified in 12 CFR Part 30, Appendix B, Supplement A at II(A) and (ii) reasonably cooperate with Purchaser and shall pay commercially reasonable expenses to provide any notices and information regarding such unauthorized access to appropriate Governmental Entities and affected customers, former customers or customer prospects. At Purchaser’s request, Seller shall provide, at Seller’s expense and in consultation with Purchaser such affected customers, former customers or customer prospects with access to credit monitoring services, credit protection services, credit fraud alerts or similar services reasonably necessary under the circumstances to protect such affected customers, former customers or customer prospects.

(e) Seller shall, and shall cause each Service Provider to, maintain policies and procedures designed to detect relevant and applicable “Red Flags” regarding customers, as such Red Flags are defined by the final rules and guidelines that implement Section 615 of the Fair Credit Reporting Act. Upon request, Seller shall, and shall cause each Service Provider to, report the occurrence of applicable Red Flags regarding customers to Purchaser as well as the appropriate, commercially reasonable, steps undertaken by Seller, or the applicable Service Provider, to prevent or mitigate identity theft of customers.

(f) The Parties recognize that Massachusetts law requires Purchaser to obtain a certification from Seller that it will implement and maintain security measures consistent with 201 CMR 17.00 to protect the “personal information” of Massachusetts residents, and Seller hereby so certifies. It is the intention of the Parties that the security measures in question are those provided for under this Agreement and that the definitions of NPPI and Confidential Information includes the “personal information” that is both subject to the Massachusetts requirements and this Agreement.

Section 7.5 Network Access. Seller controls access to its network through the utilization of security measures that restrict access. Seller acknowledges that Purchaser has no ability to modify such security methods and is in total reliance upon Seller for the protection of Purchaser’s internal system against access through the use of Seller’s network. Seller represents that its security measures are designed, consistent with industry best practices, in an effort to (a) ensure that Seller’s internal system cannot be accessed without Seller’s express authorization, (b) enable Seller to immediately terminate any unauthorized access and (c) enable Seller to identify the entity making such unauthorized access. Seller shall make no changes to its security measures which would increase the risk of an unauthorized access or that are inconsistent with or less robust than Seller’s current policies.

Section 7.6 Notices. The Parties shall cooperate fully with each other in providing all required notices and disclosures to the appropriate Governmental Entity and to affected customers concerning the initiation or termination of this Agreement, the Services provided hereunder, or of any substantial changes in the Services being provided to Purchaser or customers.

Section 7.7 Injunctive Relief. The Parties acknowledge that, in the event of a breach of Article VII of this Agreement, the non-breaching Party or its Affiliates may suffer irreparable damage that cannot be fully remedied by monetary damages. Therefore, in addition to any remedy, which the non-breaching Party or its Affiliates may possess pursuant to Applicable Law, the non-breaching Party or its Affiliates retains the right to seek and obtain injunctive relief against any such breach in any court of competent jurisdiction. The obligations of the Parties pursuant to this Article VII shall survive this Agreement and shall inure to the benefit of each Party, their Affiliates and any assignee thereof without limitations.

ARTICLE VIII

ANTI-BRIBERY AND CORRUPT PRACTICES

Section 8.1 Bribery and FCPA. In connection with this Agreement, each Party warrants, represents and undertakes that neither it nor any of its Affiliates are foreign officials (as defined in the U.S. Foreign Corrupt Practices Act) and that it shall ensure that its Affiliates are familiar with the provisions of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and other bribery- and/or corruption-related analogous legislation in other jurisdictions (collectively, the “FCPA”) and each agree that:

(a) In connection with this Agreement, each Party warrants, represents and undertakes that it and its Affiliates have not and that it shall not and shall ensure that its Affiliates shall not, in connection with the transactions contemplated by this Agreement make any payment or transfer anything of value, offer, promise or give a financial or other advantage or request, agree to receive or accept a financial or other advantage either directly or indirectly (i) to any government official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office or (ii) to any other person or entity, if doing so would violate or cause any Party to be in violation of the laws of the country in which such act is done or the laws of the United States or the United Kingdom (or any part thereof);

(b) It is the intention of the Parties that in the course of their respective negotiations and performance of this Agreement no payments or transfers of value, offers, promises or giving of any financial or other advantage or requests, agreements to receive or acceptances of any financial or other advantage shall be made either directly or indirectly which have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, kickbacks, greasing or other unlawful or improper means of obtaining or retaining business, commercial advantage or improperly obtaining the performance of any function or activity;

(c) It shall not otherwise violate or cause any other Party to violate the FCPA in connection with the Services provided pursuant to this Agreement;

(d) It shall have anti-bribery policies and procedures and ensure compliance with these obligations from its own associated persons, agents or subcontractors as may be used by the Party in its provision of services for the other Party;

(e) Notwithstanding any other provisions to the contrary, any Party may suspend or terminate this Agreement in whole or in part on learning information that would lead a reasonable person to conclude that any other Party has violated or caused any other Party to violate the FCPA in the course of its performance under this Agreement; and

(f) In the event of termination pursuant to Section 8.1(e), the terminating Party and its Affiliates may retain from, or charge to, any other Party an amount equal to the Cost Basis paid or payable by such Party, or any of such Party’s Affiliates, in respect of any transactions or matters in which the other Party or the other Party’s Affiliates violated or caused the terminating Party, or the terminating Party’s Affiliates, to violate the FCPA as well as the amount of any costs, fines, or penalties which the terminating Party, or the terminating Party’s affiliates, is required to pay as a consequence of acts or omissions of the other Party or the other Party’s Affiliates.

ARTICLE IX

SETTLEMENT; DISPUTE RESOLUTION

Section 9.1 Resolution Procedure. Prior to the initiation of legal proceedings, other than the proceedings referred to in Section 7.7, Section 9.5 or this Section 9.1, each Party agrees to use its commercially reasonable efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article IX. If any such dispute is not resolved through a negotiated resolution as provided for in this Article IX, either Party may bring a legal action or proceeding in a court specified in Section 10.6.

Section 9.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, Seller, on the one hand, or Purchaser, on the other hand, may give a notice to the other requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. For the avoidance of doubt, resolution by the Steering Committee shall require the concurrence of at least one Person representing each Party. Not later than 15 days after such notice, unless the dispute has been resolved in the interim, Seller and Purchaser shall each submit to the other a written statement setting forth their respective description of the dispute and of the positions of the Parties on such dispute and their respective recommended resolution and the reasons why such recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and, as such, no statements prepared by any Party pursuant to this Article IX may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

Section 9.3 Good-Faith Negotiations. After the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The negotiating meetings may be conducted by teleconference or in person, as deemed appropriate by the Steering Committee.

Section 9.4 Determination of Resolution Panel. The Steering Committee shall have 30 days from the commencement of good-faith negotiations (unless the Steering Committee shall extend that period of time) to attempt to reach an agreed resolution. If the Steering Committee renders an agreed resolution on the matter in dispute within the designated period of time, then the Parties shall be bound thereby. If the Steering Committee does not render an agreed resolution on the matter in dispute within the designated period of time, then the Parties will submit the matter to the senior executive officers for each Party responsible for this Agreement (which each Party shall designate for itself using its reasonable discretion), who shall have 30 days from the time the matter is submitted (unless such officer shall extend that period of time) to engage in good-faith negotiations to attempt to reach an agreed resolution of the matter in dispute. If such senior executive officers cannot reach an agreed resolution on the matter in dispute within the designated period of time, then any Party may commence legal proceedings in any court of competent jurisdiction.

Section 9.5 Injunctive Relief. The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article IX. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Agreement.

Section 9.6 Continuity of Services. Seller acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the Service Recipients. In the event of any dispute arising out of or relating to this Agreement, and subject to Seller’s ability to terminate this Agreement as set forth in Section 4.2, (i) Seller shall continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute (except to the extent Seller’s or any of its Affiliates’ nonperformance results directly from Purchaser’s or its Affiliates’ failure to perform its obligations under this Agreement or the Ancillary Agreements (other than Purchaser’s failure to pay any fees and expenses disputed in good faith) or from the wrongful or tortious actions or omissions of Purchaser or its Affiliates in performing their respective obligations under this Agreement or the Ancillary Agreements, after Seller has provided reasonable notice of such nonperformance or such wrongful or tortious actions or omissions and used commercially reasonable efforts to perform notwithstanding such nonperformance, actions or omissions) and (ii) Purchaser shall continue to pay any undisputed fees and expenses payable to Service Providers pursuant to this Agreement.

Section 9.7 Limitation on Damages. All damages and liabilities under this Agreement (including, to avoid doubt, liability for any Losses) shall be subject to the following limitations:

(a) Liability Standard. Except with respect to liabilities for Taxes or, in the case of Seller, any incremental fees or penalties incurred by Purchaser under an Assigned Partner Agreement due to actions of Seller or its Affiliates under this Agreement, no Party shall have any liability of any kind under this Agreement (pursuant to Article V or otherwise) except to the extent that such liabilities or Losses arise out of such Party or any of its Affiliates’ own negligence, gross negligence, fraud or willful misconduct.

(b) Direct Damages. Neither Purchaser nor Seller shall be liable or responsible under this Agreement for (a) any Losses that are not direct, actual damages or (b) any consequential, punitive, special or speculative damages or lost profits, in each case, with respect to any claim made under or in respect of this Agreement (including claims made pursuant to Article V) or otherwise relating to, arising from or regarding the provision (or failure to provide) or receipt of any Services, except to the extent awarded by a court of competent jurisdiction in connection with a claim by a third-party. Notwithstanding the foregoing, liability arising from the following shall not be subject to the exclusion set forth in this Section 9.7(b) (but for the avoidance of doubt, shall, to the extent applicable, be subject to the other provisions of this Section 9.7): (i) fraud or willful misconduct and (ii) gross negligence of a Party; provided, in the case of clauses (i) and (ii), a Party shall be liable only for consequential damages other than speculative or punitive damages, and solely to the extent such damages were reasonably foreseeable at the time of the act or omission giving rise to the Loss and proximately caused by such act or omission; and provided further that Seller shall not be liable for consequential damages (whether lost profits or otherwise) hereunder arising from the failure of any counterparty to an Assigned Partner Agreement to extend or renew the term of such Assigned Partner Agreement. For the avoidance of doubt, this Section 9.7(b) shall not apply to liabilities for Taxes, which are governed by Section 3.4.

(c) Liability Limitation. In no event shall the aggregate liability of either Party under this Agreement (including, to avoid doubt, liability for any Losses) exceed an amount equal to (i) for Losses caused by (A) the gross negligence of such Party or (B) by any negligent act or omission resulting in a breach by a Party of its obligations under this Agreement that results in the other Party’s violation of Applicable Law, but in the case of this clause (B) solely those Losses which are uniquely related to and caused by the occurrence of such violation of Applicable Law, rather than the underlying conduct without regard to the occurrence of such violation of Applicable Law (taken together with all other Losses for which such Party is liable pursuant to clause (ii) of this Section 9.7(c)), an amount equal to $600 million, and (ii) for Losses not subject to clause (i) above, $125 million (taken together with all other Losses for which such Party is liable pursuant to clause (i) of this Section 9.7(c)). Notwithstanding the foregoing, liability arising from (x) fraud or willful misconduct of a Party, or (y) any breach by a Party of its obligations set forth in Section 3.4 shall not be subject to the caps set forth in this Section 9.7(c) (but for the avoidance of doubt, shall, to the extent applicable, be subject to the other provisions of this Section 9.7).

(d) Actions at Other Party’s Direction. A Party shall not be liable under this Agreement for any specific act or omission to act by such Party (or by any Service Provider or Service Recipient, as the case may be) if such specific action (or omission to act) is taken at the other Party’s or any of its Affiliates’ express written direction.

(e) Excused Performance. Seller shall not have any liability under this Agreement for any non-performance which was excused pursuant to Section 2.15.

(f) General. The limitations contained in this Section 9.7 are an essential part of this Agreement between the Parties and are intended to be enforced (by a court or otherwise) as written. In any suit for damages, each Party agrees to explicitly waive any claim to damages in conflict with these limitations.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Seller, to:

Stuart Alderoty

Senior Executive Vice President and General Counsel

HSBC North America Holdings Inc.

452 Fifth Avenue, Floor 10

New York, New York 10018

Facsimile:  (212) 525-6994

with a copy to:

Mitchell S. Eitel, Esq. and Camille L. Orme, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile:  (212) 291-9046 and

                       (212) 291-3373

and (solely for notices delivered pursuant to the third sentence of Section 2.1(a)):

Lynne A. Brzezenski

Executive Vice President – Head of Corporate Tax

HSBC North America

26525 N. Riverwoods Boulevard

Mettawa IL 60045

Facsimile:  (224) 552-6421

If to Purchaser, to:

Murray Abrams

Executive Vice President, Corporate Development

John G. Finneran, Jr.,

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia

Facsimile:  (703) 720-1094

with a copy to:

Matthew M. Guest, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Facsimile:  (212) 403-2000

Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Parties in the manner provided above for giving notice.

Section 10.2 Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Agreement, this Agreement and all rights hereunder may not be assigned by any Party except by prior written consent of the other Parties, and any purported assignment without such consent shall be null and void. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 10.3 Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 10.4 Entire Agreement; Amendment. All Exhibits shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and the Purchase Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth in this Agreement. This Agreement may not be amended or revised except by a writing signed by Seller and Purchaser.

Section 10.5 Waiver. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth in this Agreement, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order of any Governmental Entity.

Section 10.6 Governing Law; Consent to Jurisdiction. The execution, interpretation and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY EXCLUSIVELY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION, APPEAL OR OTHER PROCEEDING UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

Section 10.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, APPEAL, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, AND NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 10.9 Relationship of the Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement shall not create any partnership, joint venture or other similar arrangement between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

Section 10.10 Force Majeure. No Party shall be liable for any failure or performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any act of any Governmental Entity) beyond its control to prevent in whole or in part performance by such Party under this Agreement. Each Party agrees to exercise commercially reasonable efforts to minimize the effect of any such act, event or cause.

Section 10.11 Further Assurances. The Parties hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each Party their respective rights, powers and remedies conferred hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

HSBC TECHNOLOGY AND SERVICES (USA) INC.

By:	/s/ Gregory T. Zeeman
	Name:	Gregory T. Zeeman
	Title:	Executive Vice President

CAPITAL ONE SERVICES, LLC

By:	/s/ Bradley R. Thayer
	Name:	Bradley R. Thayer
	Title:	Managing Vice President, Corporate Development